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                                   EXHIBIT 11
                                KMART CORPORATION
                INFORMATION ON COMPUTATION OF EARNINGS PER SHARE


($ Millions, except per share data)                                                         13 Weeks Ended
                                                                                       -------------------------
                                                                                       April 26,       April 28,
                                                                                         2000            1999
                                                                                       ---------       ---------
I.  Basic earnings per common share:

         Net income                                                                     $    22        $    56
          Add: Discount on redemption of preferred securities, net                            9              -
                                                                                        -------        -------
    (a)  Income available to common shareholders                                        $    31        $    56
                                                                                        =======        =======

    (b)  Basic weighted average common shares outstanding                                 481.3          494.1
                                                                                        =======        =======

         Basic earnings per common share: (a)/(b)                                       $  0.06        $  0.11
                                                                                        =======        =======


II. Diluted earnings per common share (1):

         Income available to common shareholders                                        $    31        $    56
         Add:  Dividends on outstanding trust convertible preferred securities, net          11             13
                                                                                        -------        -------
    (c)  Adjusted income available to common shareholders                               $    42        $    69
                                                                                        =======        =======

         Basic weighted average common shares outstanding                                 481.3          494.1
         Dilutive effect of stock options                                                   0.6            6.3
         Dilutive effect of written put options                                             0.7              -
         Weighted average of repurchased trust convertible preferred securities             3.1              -
         Weighted average of outstanding trust convertible preferred securities            60.2           66.7
                                                                                        -------        -------
    (d)  Diluted weighted average common shares outstanding                               545.9          567.1
                                                                                        =======        =======
         Diluted earnings per common share: (c)/(d)                                     $  0.08        $  0.12
                                                                                        =======        =======


(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result.